SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fastenal Company
(Name of Registrant as Specified in its Charter)

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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 22, 2013
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at Fastenal's offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 16, 2013.
The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 16, 2013 at 10:00 a.m. (central time)

PLACE	Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987 (meeting held in the warehouse)

ITEMS OF BUSINESS	1. The election of a board of directors consisting of eleven members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the selection of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2013.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 22, 2013.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and
Chief Financial Officer
Winona, Minnesota
February 22, 2013

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 16, 2013 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 4, 2013. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all eleven directors ('Proposal #1');

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 ('Proposal #2');

•	Adoption of the resolution approving, on an advisory basis, the compensation of certain of our executive officers ('Proposal #3').
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 1, 2013, there were 296,635,127 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 22, 2013 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on Proposals #1, #2 and #3. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or Proposal #3, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on Proposal #3. If you just sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee and 'FOR' or 'AGAINST' any other proposal as recommended by the board.
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as the ratification of independent registered public accounting firms, but not on 'non-routine' proposals, such as the election of directors and advisory votes regarding executive compensation. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:

•	'FOR' each of the nominees to the board named in this proxy statement;

•	'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

•	'FOR' the adoption of the resolution approving, on an advisory basis, the compensation of certain of our executive officers.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•
By telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 15, 2013, (2) have your proxy card available, and (3) follow the instructions provided;

•
Over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 15, 2013, (2) have your proxy card available, and (3) follow the instructions provided; or

•
By mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy's authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. During July 2012, the board fixed the number of current directors at eleven, which was an increase from the previous number of nine directors. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and has qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders, except for Ms. Rita J. Heise and Mr. Darren R. Jackson, who were elected by the board of directors in July 2012 to fill vacancies resulting from the increase in number of directors noted above. Ms. Heise was recommended to our nominating committee as a potential director candidate by several non-management directors, while Mr. Jackson was recommended to our nominating committee by several non-management directors and our chief executive officer. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the eleven nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director and nominee for the office of director:

Name	Age	Director Since	Independent	Position
Robert A. Kierlin	73	1968	Yes	Chairman of the Board and Director
Stephen M. Slaggie	73	1970	Yes	Director
Michael M. Gostomski	72	1973	Yes	Director
Willard D. Oberton	54	1999	No	Chief Executive Officer and Director
Michael J. Dolan	64	2000	Yes	Director
Reyne K. Wisecup	50	2000	No	Executive Vice President – Human Resources and Director
Hugh L. Miller	69	2007	Yes	Director
Michael J. Ancius	48	2009	Yes	Director
Scott A. Satterlee	44	2009	Yes	Director
Rita J. Heise	56	2012	Yes	Director
Darren R. Jackson	48	2012	Yes	Director
Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Three are long-standing members each with over forty years of experience in the company and the industry. Each independent director has a resume of entrepreneurial experience in leading a business from which he or she is able to contribute complementary expertise to the company. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Robert A. Kierlin has served as chairman of the board since the company's incorporation and is our founder. The company was started with his initiative, vision, and analysis of a business opportunity largely unmet in the fastener supply and distribution markets and he identified the store locations the company initially pursued. His entrepreneurialism, market analysis, determination, operating skill and prudence, strategic insights, integrity, and furtherance of a unique corporate culture based upon finding, directing, retaining, and motivating employees with opportunities and compensation incentives, have been, and continue to be, significant contributing factors to the company's success.

Mr. Kierlin served as the company's chief executive officer from 1968 through 2002, and its president from 1968 through July 2001. In addition, he served as a Minnesota State Senator from April 1999 through 2006, and has been and continues to serve as a board member of multiple businesses and a member and leader of numerous community and educational boards and organizations.
Mr. Kierlin has been a director of Fastenal since 1968.

Mr. Stephen M. Slaggie is a long-serving member of the company's board. He was in the banking and insurance businesses, most notably with the insurance and real estate firm of Gate City Agency where he was a principal and owner, from 1966 through 1987, when he joined Fastenal as a full time employee. He served as our treasurer from 1970 through June 1996, and as our corporate secretary from 1970 through June 2003, when he retired as an employee. While actively involved with the company, he managed multiple functions including insurance risk management, leasing, real estate, human resources, and investor relations. His experienced background in all of these matters, but particularly risk management and investor relations, provides a valuable resource to the company and its board. In addition, Mr. Slaggie has served as a member and leader of many community and educational boards and organizations, including the board of regents of St. John's University, Collegeville, Minnesota.
Mr. Slaggie has been a director of Fastenal since 1970.
Mr. Michael M. Gostomski is a long-serving member of the company's board. He has never been employed by, nor has he held any type of operating role with, Fastenal. His primary background is in the heating, air-conditioning, and ventilation business with professional skills developed through years of service in all aspects of that business. Since 1993, he has been president and chief executive officer of Winona Heating and Ventilating, Inc., a Winona, Minnesota-based company in the heating, ventilating, air-conditioning, and roofing business with a primary focus on commercial customers and industrial applications. Currently, he serves on the board of Multi-Stack, LLC, a leading originator and innovator in the design, manufacture, distribution, and installation of modular water chilling equipment utilizing environmentally conducive refrigerants to improve the manufacturing processes of manufacturers of commercial and consumer products. His first-hand knowledge of the use of industrial products in the construction, HVAC, and manufacturing businesses, and how to sell into these markets, provides useful insights to the marketing and distribution of industrial products by Fastenal. He currently serves as chair of the board of St. Mary's University, Winona, Minnesota, and has been a member of its board of trustees for many years.
Mr. Gostomski has been a director of Fastenal since 1973 and is a member of our compensation committee.
Mr. Willard D. Oberton has been the company's chief executive officer since December 2002. He also served as the company's president from July 2001 through July 2012 when he relinquished that position. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice-president from March 1997 through June 2000, as our executive vice-president from June 2000 through July 2001, and as our chief operating officer from March 1997 through December 2002. Mr. Oberton's professional career has grown from within Fastenal as he has successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company's growth and financial success. This varied experience with the company gives him unique insights into the company's 'success drivers' and in developing and leading the execution of the company's strategy. He truly epitomizes Fastenal's philosophy of 'promotion from within whenever possible'.
In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization's corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft Inc., a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to successfully managing Fastenal. Additionally, he has served on the boards of other community and educational organizations, including the board of trustees of St. Benedict's College, St. Joseph, Minnesota.
Mr. Oberton has been a director of Fastenal since 1999.
Mr. Michael J. Dolan served as chief operating officer of The Smead Manufacturing Company from October 1995 through February 2001, participating in the management and leadership of that privately-owned manufacturer of office filing products with sales of approximately $500 million at that time. Smead manufactured its products in multi-plant locations in North America and Europe and sold and distributed its products in all fifty states and internationally. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. Since March 2001, Mr. Dolan has worked as a business consultant. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal's business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company's audit, compensation, and nominating committees. He has also served on other community and educational boards, including the board of trustees of St. Mary's University, Winona, Minnesota.
Mr. Dolan has been a director of Fastenal since 2000, and is chair of our audit, compensation and nominating committees.

Ms. Reyne K. Wisecup serves as the company's executive vice president - human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice-president of employee development, a position she held until November 2007, when she was made executive vice president - human resources.
In her capacity as executive vice president - human resources, Ms. Wisecup has management responsibilities for the company's human resources department which includes human relations, payroll and benefits, equal opportunity and affirmative action, insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very useful direct link from the employees to the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
Ms. Wisecup has been a director of Fastenal since 2000.
Mr. Hugh L. Miller has been president and chief executive officer of RTP Company, a privately owned custom compounder of thermoplastic materials headquartered in Winona, Minnesota, since 1982. This manufacturing company, with over $350 million of annual revenues and twelve plant locations throughout the world, has grown profitably under his strategic guidance and daily executive leadership. In addition to the worldwide manufacturing locations, the company has had a significant international presence for well over 15 years and currently has sales offices in countries such as Singapore, China, Japan, India, Korea, Malaysia, France, and Germany, all areas of Fastenal's strategic focus. Mr. Miller's experience in developing and growing a successful business dependent on diverse customer relationships in unique foreign cultures contributes needed insight to Fastenal's management team as it pursues international opportunities. Additionally, he has served as a member and leader of several community boards and organizations.
Mr. Miller has been a director of Fastenal since 2007 and is a member of our audit and nominating committees.
Mr. Michael J. Ancius serves as the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a position he has held since 1997. Kwik Trip is a privately-held multi-location retail convenience store chain and food processing and logistics company headquartered in LaCrosse, Wisconsin, with $4.5 billion in annual revenues and over 10,000 employees at 430 locations. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM McGladrey for nine years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his involvement with Kwik Trip's strategic planning and in the development of compensation strategies for some 10,000 employees brings beneficial insight to our compensation committee.
Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation and nominating committees.
Mr. Scott A. Satterlee has served as senior vice-president of transportation of C.H. Robinson Worldwide Inc., one of the world's largest third party logistics companies, since December 2007, and was a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson, with annual revenues of over $11 billion, is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. It serves customers through a network of offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson utilizes a pay-for-performance incentive compensation model to motivate its employees, a philosophy consistent with Fastenal's compensation programs. Since becoming an executive officer of C.H. Robinson, Mr. Satterlee has been responsible for a portion of its existing global operations with duties that include oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee has responsibility at C.H. Robinson for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our audit committee.
Ms. Rita J. Heise served as a corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services and one of the largest privately-

owned companies in the world, from 2002 through her retirement on December 31, 2011. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the Ag Horizon, Animal Nutrition, and Salt/De-Icing businesses and was a member of the business transformation/process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various IT assignments; and held various positions in supply chain, operations, customer service, and distribution. Ms. Heise has participated in IT industry committees and currently serves on the board of Blue Cross Blue Shield of Minnesota. Since January 2012, Ms. Heise has worked as a business consultant. She previously served on the board of Adventium Labs, a systems engineering and cyber-security company. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution.
Ms. Heise has been a director of Fastenal since July 2012.
Mr. Darren R. Jackson has served as the president and chief executive officer of Advance Auto Parts, Inc., an auto parts sourcing and distribution company with $6.2 billion in annual revenues and over 3,700 locations, since January 2008, and has been a member of their board of directors since July 2004. From 2000 through 2007, he was employed at Best Buy Co., Inc., a specialty retailer of consumer electronics, and was appointed its executive vice president-finance and chief financial officer in February 2001. Prior to 2000, he served as vice president and chief financial officer of Nordstrom, Inc., and also held various senior positions including chief financial officer of Carson Pirie Scott & Company. He began his career at KPMG LLP. His background in executive leadership in multi-location consumer products companies contributes valuable insight to enhance Fastenal's basic distribution model, and offers guidance into expansion opportunities. Mr. Jackson has also been serving on the Marquette University board of trustees since 2004.
Mr. Jackson has been a director of Fastenal since July 2012.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence and Other Board Matters
Our board of directors has determined that none of Mr. Kierlin, Mr. Slaggie, Mr. Gostomski, Mr. Dolan, Mr. Miller, Mr. Ancius, Mr. Satterlee, Ms. Heise, or Mr. Jackson has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as 'independent directors'). The independent directors constitute a majority of our board of directors.
Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.
We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our then current directors attended our 2012 annual meeting, with the exception of Mr. Miller, who viewed the meeting via webcast.
Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.
Board Leadership Structure and Committee Membership
Mr. Kierlin has been the chairman of the board since Fastenal's incorporation, and served as chief executive officer from 1968 through December 2002, and president from 1968 through July 2001. Although the roles of chairman and chief executive officer have been separated since 2003, in the view of the board, the advisability of continued separation of these roles will depend upon specific circumstances and the experience and background of the company's leadership. Separation of the two offices is not mandated by any corporate governance guidelines of the company.
As non-executive chairman, Mr. Kierlin is the primary liaison between the chief executive officer and the other independent directors and provides strategic input and counseling to the chief executive officer. With input from the other board members, committee chairs and management, he develops the agenda for board meetings, sets board meeting schedules, presides over meetings of the board, and assigns leadership responsibilities for executive sessions of the independent directors. As the company's founder, former president and chief executive officer, and as board chairman and member for over forty years, Mr. Kierlin has extensive knowledge of the company and the industry, and its opportunities and challenges, and has a productive working relationship with the chief executive officer and other senior management members.

The board, collectively and through its committees, executes its monitoring and oversight responsibilities and does not expect its chairman to handle those duties. Under the present circumstances, and with the combination of experience and backgrounds, Fastenal's board believes separation of the roles of chairman and chief executive officer is the best way to operate the company given its flat organizational and management structure. The current separation of these offices provides greater opportunity for the chief executive officer and other members of senior management to generally avail themselves of Mr. Kierlin's extensive knowledge, and allows adequate time for the chairman and chief executive officer to dedicate the time and energy enabling each to function most effectively.
During most of 2012, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2012, and the number of meetings held by the board and by each committee during 2012, are detailed below. During 2012, each director attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served.

	Board	Audit	Compensation	Nominating
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. Oberton	X
Mr. Dolan	X	Chairman	Chairman	Chairman
Ms. Wisecup	X
Mr. Miller	X	X		X
Mr. Ancius	X		X	X
Mr. Satterlee	X	X
Ms. Heise (new board member July 2012)	X
Mr. Jackson (new board member July 2012)	X
Number of 2012 meetings	4	6	5	2
At its meeting in January 2013, the board made the following changes to committee composition effective March 1, 2013: Mr. Ancius will become the chairman of the nominating committee, Ms. Heise will become the fourth member of the compensation committee, and Mr. Jackson will become the fourth member of the audit committee.
Audit Committee
Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan is an 'audit committee financial expert' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•
Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2013. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed. A copy of the current policy is available on our website at www.fastenal.com.

This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';

•	Transactions available to all employees or all shareholders on the same terms;

•
Purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2012 required to be reported in this proxy statement.
Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•	Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Review our compensation programs for management employees generally, and make recommendations to our board concerning the adoption or amendment of compensation plans;

•	Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;

•
Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended and restated in January 2013. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on our web site at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. No executive officer of Fastenal serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of our Directors
Our chairman of the board made recommendations regarding director compensation for 2012 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation.
During 2012, each of our directors received an annual retainer of $15,000 for his or her services as a director, except for Ms. Heise and Mr. Jackson who each received $7,500 for their half-year of service on the board. In addition, the chair of the audit committee received an annual retainer of $15,000 and the chair of the compensation committee received an annual retainer of $10,000. The chair of the nominating committee did not receive an annual retainer. The annual retainers were paid at the first meeting of the year. Each of the non-employee directors, other than the chairman of the board, received $4,000 (plus reimbursement of reasonable expenses) for attendance at each regular or special meeting of the board and each committee meeting. The chairman of the board received a monthly retainer of $5,000 in lieu of meeting attendance fees.
The following table sets forth information with respect to the 2012 compensation for each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer's compensation, in his capacity as a director and an executive officer of Fastenal, is set out in the Summary Compensation Table later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	75,000	—	—	—	—	—	75,000
Stephen M. Slaggie	31,000	—	—	—	—	—	31,000
Michael M. Gostomski	51,000	—	—	—	—	—	51,000
Michael J. Dolan	108,000	—	—	—	—	—	108,000
Reyne K. Wisecup	15,000	—	—	—	—	—	15,000
Hugh L. Miller	55,000	—	—	—	—	—	55,000
Michael J. Ancius	59,000	—	—	—	—	—	59,000
Scott A. Satterlee	55,000	—	—	—	—	—	55,000
Rita J. Heise	11,500	—	—	—	—	—	11,500
Darren R. Jackson	11,500	—	—	—	—	—	11,500
At its meeting in January 2013, the board increased the annual retainer for board service to $55,000 for each non-employee director and to $27,500 for each of the two employee-directors. All other elements of director compensation were unchanged.

Nominating Committee
In January 2012, our board established a formal nominating committee to assist the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. The board adopted a written charter to guide the nominating committee's activities, and the nominating committee was constituted effective immediately following the annual meeting of shareholders held in April 2012. Our nominating committee consists of three directors, each of whom qualifies as an independent director.

Under the nominating committee charter, a copy of which is available on our website at www.fastenal.com, our nominating committee is responsible to:

•	Periodically review the composition, skills and qualifications of members of the board and recommend any changes to the board in its size or composition;

•	Identify, evaluate, recruit and recommend to the board candidates to fill any vacant or newly created board positions;

•	Recommend to the board candidates for election as directors at the annual shareholders meeting;

•	Consider any resignations tendered by directors and recommend appropriate action to the board in response; and

•	Regularly review its performance and the adequacy of its charter.
Director Nomination Process
The nominating committee charter incorporates the basic qualifications for board service that were contained in our previous director nominations policy. The nominating committee believes the following qualifications, skills and attributes are necessary for the company's directors:

•	Integrity, intelligence, good judgment, ambition, and innovation;

•	Loyalty to our company and concern for its success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director's vital part in our good corporate citizenship;

•	Time available for meetings and consultation on company matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company and ability to contribute special expertise to board or committee activities.
In July 2012, the board adopted an 'age-limitation' policy relating to service on the board. The policy provides that no person will be nominated by the board for election by the shareholders of the company to the board, or elected by the directors of the company to fill any vacancy on the board, during any year if such person is 74 years of age or older on January 1st of such year. Additionally, the policy grants any person who has served as a director of the company for a period of at least 15 years and who is restricted from further service on the board because of the 'age-limitation' policy the opportunity to continue as a director emeritus of the company and, as such, to participate in board meetings and activities, but without the right to vote on any matters considered by the board and without compensation for attending board meetings or for providing services to the company as a director emeritus.
Although our board does not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, it does seek a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:

•	Initiate the search for director candidates;

•	Identify a slate of candidates for consideration;

•	Conduct inquiries into the background and qualifications of identified candidates;

•	Determine those candidates who should be interviewed and conduct the interviews;

•	Approve a candidate for recommendation to the board;

•
Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.
Our nominating committee will consider director candidates recommended by our shareholders. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2012, except that Mr. Oberton failed to file one report in a prior fiscal year reporting a single gift of 640 shares (on a split adjusted basis).

* * * * * * * * * *

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.
A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee is responsible for overseeing Fastenal's management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with members of Fastenal's management our audited consolidated financial statements for 2012, and has discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by Public Company Accounting Oversight Board ('PCAOB') Auditing Standard No. 16, "Communications with Audit Committees and Related Amendments to PCAOB Standards", as adopted by the PCAOB on August 15, 2012. Our audit committee has also received the written disclosures and letters from our independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with representatives of our independent registered public accounting firm the firm's independence.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2012 be included in our 2012 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)	Hugh L. Miller	Scott A. Satterlee
Members of the Audit Committee

Audit and Related Fees
In connection with the audit of our 2012 and 2011 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.
The following table presents fees billed by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2012	2011
Audit Fees
Domestic Audit Fees(1)	$615,000	585,000
Statutory Audit Fees(2)	38,724	24,500
	653,724	609,500
Audit-Related Fees(3)	32,500	34,500
Tax Fees	2,843	2,274
All Other Fees	—	—
Total	$689,067	646,274

(1)
Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual financial statements, audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other audit related services including services provided in connection with certifications required under federal securities laws.

(2)	Aggregate fees billed for statutory audit services related to our Puerto Rico and Panama operations.

(3)
Aggregate fees billed for audit-related services related to our 401(k) plan, review services related to our Dominican Republic operation and, in the case of 2011 only, fees related to the filing of a Form S-8 registration statement in connection with our 401(k) plan.

Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2012 or 2011 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
* * * * * * * * * *

PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our chief executive officer, our chief financial officer and the other three most highly compensated executive officers of Fastenal in 2012 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2012 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2013 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the result of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *

EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2012 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael M. Gostomski	Michael J. Ancius
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2012 compensation program for our named executive officers, who are:

•	Mr. Willard D. Oberton, Chief Executive Officer (also was President until July 23, 2012)

•	Mr. Leland J. Hein, President (prior to July 23, 2012 was Executive Vice President - Sales)

•	Mr. Daniel L. Florness, Executive Vice President and Chief Financial Officer

•	Mr. Nicholas J. Lundquist, Executive Vice President - Operations (prior to July 23, 2012 was Executive Vice President - Sales)

•	Mr. James C. Jansen, Executive Vice President - Operations

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:

•	Annual base salaries are generally below the market median;

•	Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;

•	Long-term incentives are provided periodically, but not annually, in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;

•	No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;

•
The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;

•	Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;

•	No perquisites are provided; and

•	There are no employment, severance, or change in control agreements with any employees, including executive officers.

Base salaries and quarterly cash incentive programs were the same in 2012 as in 2011, except that in mid-year the base salaries and the percentages used to calculate quarterly cash incentive payouts were adjusted for certain named executive officers reflecting changed responsibilities and performance. Stock option grants were made to named executive officers during 2012, for the first time since 2009.

Our company pays our executive officers cash incentive bonuses each quarter if we exceed 105% of pre-tax earnings (or, for the chief financial officer, net earnings) for the comparable quarter of the previous year. Our cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of earnings in excess of the minimum targeted amounts. Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below.

The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would help explain the philosophy underlying the bonus component of our compensation program.

	2012	% change	2011	% change	2010	% change
Net sales	$3,133,577,000	13.3%	$2,766,859,000	21.9%	$2,269,471,000	17.6%
Pre-tax earnings	$674,155,000	17.2%	$575,081,000	33.5%	$430,640,000	44.8%
Pre-tax percent of sales	21.5%		20.8%		19.0%
Net earnings	$420,536,000	17.5%	$357,929,000	34.9%	$265,356,000	43.9%
Pre-tax earnings minimum target[1]	$603,835,000		$452,172,000		$312,365,000
Actual pre-tax earnings less the
minimum target	$70,320,000		$122,909,000		$118,275,000
Net earnings minimum target[1]	$375,825,000		$278,624,000		$193,575,000
Actual net earnings less the
minimum target	$44,711,000		$79,305,000		$71,781,000

1Calculated as 105% of the prior year's actual pre-tax or net earnings.

Our method of determining cash incentives for our named executive officers, which has remained substantially unchanged over recent years, rewards superior growth. While our pre-tax earnings and net earnings grew from 2011 to 2012, the spread between actual earnings and minimum target earnings was less in 2012 than it was in 2011, resulting in the cash incentive plan payouts to our named executive officers for 2012 being 43.5% less than the payouts for 2011.

In deciding to continue with our existing executive compensation practices, our compensation committee took into account the fact that the holders of over 99% of the shares voted at our 2012 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for the 2012 annual meeting.
Mitigation of Compensation-Related Risk
The company's management, in concert with the compensation committee, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, management has reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs;

•
Oversight by the compensation committee of compensation plans and programs for management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•	Regular scrutiny of performance and compliance with policies and procedures by district and regional managers, as well as senior executive managers responsible for specific business areas;

•	Ongoing monitoring of specific asset areas by regional finance managers and internal audit and finance department personnel;

•
The design of our cash incentive plans, which rewards employees only for performance that exceeds the level of the prior year, provides employees with the immediate feedback and motivation necessary to take prompt action to correct unacceptable financial results, and utilizes actual results in current periods, rather than projected future results, as the minimum performance targets in subsequent periods, thereby reducing the incentive to manipulate results; and

•	Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.

Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service. We keep everybody focused on this common goal by treating everybody fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focused on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 2,700 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve the customer and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.
Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:

•	Align the interests of our employees with those of our shareholders;

•	Are simple, understandable, and transparent;

•	Are reasonable, fair and equitable, to both the employees and shareholders;

•	Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;

•	Pay bonuses quickly; and

•	Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:

•	Achievement of stated goals, targets, and superior results necessary to profitably grow our business;

•	A focus on Growth through Customer Service;

•	An entrepreneurial mindset;

•	Personal growth and assumption of additional responsibilities; and

•	Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have grown their piece of the business and served the customer. Typical pay arrangements provide a modest base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have repeatedly been demonstrated to be achievable with superior effort.
Of the remaining approximately 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. All of our employees are eligible to receive stock option grants and, since beginning the plan in 2003, about 3,000 of our employees have received such grants (we currently have in excess of 15,000 employees).
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:

•	Evaluating employee performance;

•	Recommending business performance targets and objectives; and

•	Recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer and our president work with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer and president are asked to provide:

•	The background information regarding our strategic objectives;

•	Their evaluation of the performance of our other executive officers; and

•	Compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer and president, the compensation committee asks for and receives input from the chief executive officer and the president about what is reasonable and fair, yet challenging, in terms of setting performance goals. We respect their knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer and of our president is made by the compensation committee after careful consideration of numerous factors, including past practices, ability to achieve anticipated goals, and their individual past performance and that of our other executive officers.

Change in Control Arrangements
As noted, we have no employment, severance or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly bonus, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of consistent short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonus).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.

The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.
Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.

2012 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2012 at its last meeting in 2011 and, at that time, determined that the base salary for each named executive officer would be unchanged from 2011. Base salaries for the named executive officers were also unchanged from 2010 to 2011. We maintained base compensation at levels consistent with prior years because we believed our base pay levels were reasonable and were reflective of our business model and culture, which puts a greater emphasis on incentive pay.

Effective August 1, 2012, the annual base salary for Mr. Hein was increased by $150,000 in connection with his promotion to company president, the annual base salary for Mr. Lundquist was reduced by $125,000 in connection with his reassignment from Executive Vice President - Sales for our eastern United States area to Executive Vice President - Operations, and corresponding changes in his responsibilities, and Mr. Jansen's annual base salary was increased by $50,000 to reflect changes in his responsibilities. Beginning October 1, 2012, the annual base salary for Mr. Florness was increased by $75,000 due to the compensation committee's conclusion that his base compensation was relatively low compared to his responsibilities and those of other executives in the company.

Fastenal's performance was not a factor considered by the compensation committee in setting or adjusting the annual base salaries of our executive officers for 2012.

2013 Base Salary
The base salary for our named executive officers for 2013 was approved by our compensation committee at its last meeting in 2012. The base salary amounts for our named executive officers for 2013 did not change from that in place at the end of 2012.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.

The cash bonuses for all of our named executive officers other than Mr. Florness are based on growth in pre-tax earnings of the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of its belief that the focus of the named executive officers should be on profitability. The cash bonuses for Mr. Florness, our chief financial officer, are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position.

The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets the minimum targets for each quarter at a higher level than the earnings achieved for the same quarter in the prior year. The compensation committee requires 5% growth in earnings before any bonuses can be earned due to its belief that growth at that level is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. In furtherance of our goal of keeping our compensation programs simple, understandable and transparent, we do not base the cash incentives paid to our named executive officers on achievement of multiple performance metrics. In our view, the use of multiple performance metrics would not serve to mitigate business risk, primarily because the impact of executive business decisions is very quickly reflected in our earnings results and any resulting cash incentive bonuses.

We believe our cash incentive arrangements, under which bonuses are earned only upon an improvement in profitability as measured by objective criteria and determined using a methodology that is substantially consistent from year to year, help us avoid the pitfalls of other compensation systems that reward executives when their companies do well but insulate them from the consequences when their companies do poorly.

2012 Incentive Program
The bonus arrangements for our named executive officers for 2012 were approved by our compensation committee at its last meeting in 2011. The method of calculating the minimum performance targets and the payout percentages for our named executive officers established at that time for 2012 did not change from that in place for 2011, although the payout percentages for certain of our named executive officers were modified later in 2012.

The 2012 cash incentive program applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2012 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings of the officer's area of responsibility, or net earnings of the company in the case of our chief financial officer, for that quarter exceeded 105% of such earnings in the same quarter of 2011 (the 'minimum target').

Name	Earnings type	Initial payout percentage	Payout percentage after mid-year changes
Mr. Oberton	Company-wide pre-tax earnings	2.25%	2.00%[1]
Mr. Hein	Pre-tax earnings[2]	2.00%	1.00%[2]
Mr. Florness	Company-wide net earnings	1.50%	1.50%
Mr. Lundquist	Pre-tax earnings[3]	2.60%	0.60%[3]
Mr. Jansen	Company-wide pre-tax earnings	0.80%	0.60%[4]

1 Effective October 1, 2012, the percentage of company-wide pre-tax earnings used to calculate quarterly cash incentives for Mr. Oberton was reduced from 2.25% to 2.00% to reflect changes in his responsibilities resulting from the promotion of Mr. Hein to president in mid-year.

2 Effective August 1, 2012, to reflect the new responsibilities relating to his promotion to company president, the percentage used to calculate quarterly cash incentives for Mr. Hein was changed from 2.00% of pre-tax earnings for the company's western United States area to 1.00% of company-wide pre-tax earnings.

3 Effective August 1, 2012, to reflect his reassignment and changes in his areas of responsibility and duties, the percentage used to calculate quarterly cash incentives for Mr. Lundquist was changed from 2.60% of pre-tax earnings for the company's eastern United States area to 0.60% of company-wide pre-tax earnings.

[4]
Effective August 1, 2012, to reflect changes in his areas of responsibility and duties, the percentage of company-wide pre-tax earnings used to calculate quarterly cash incentives for Mr. Jansen was reduced from 0.80% to 0.60%.

The following table sets out, for each quarter in 2012, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the 'minimum target' amount is 105% of such earnings in the same quarter of 2011.)

2012	Actual pre-tax earnings	Minimum target pre-tax earnings	Actual net earnings	Minimum target net earnings

First quarter	161,129,000	135,251,550	100,194,000	83,524,350
Second quarter	179,039,000	157,691,100	112,306,000	98,817,600
Third quarter	175,836,000	163,084,950	109,320,000	101,637,900
Fourth quarter	158,151,000	147,807,450	98,716,000	91,845,600

During the first seven months of 2012, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to the area under Mr. Hein's leadership was 49.8%, while the approximate percentage attributable to the area under Mr. Lundquist's leadership was 41.7%.

2013 Incentive Program
The bonus arrangements for our executive officers for 2013 were approved by our compensation committee at its last meeting in 2012. Consistent with our philosophy of rewarding our executives in a manner directly related to increasing the profitability of our business, as opposed to an arbitrary and changing percentage award based on less determinable factors, the method of calculating the minimum performance targets and payout percentages for our named executive officers for 2013 did not change from that in place at the end of 2012.

Committee Discretion
Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan. The compensation committee also has the discretion to award supplemental cash incentives to any employees, including the named executive officers, outside of the incentive plan. The compensation committee has not historically exercised such discretion, including during 2012.
Long-term Incentives
During 2007, we began to place an increasing emphasis on compensation tied to the market price of Fastenal's common stock, using stock options granted pursuant to the stock option plan which was approved by our shareholders. We chose to limit the equity based incentives that could be granted under our plan to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.

All of our employees are eligible to receive stock option grants and, since beginning the plan in 2003, about 3,000 of our employees have received such grants (we currently have in excess of 15,000 employees). When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving stock option grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value. As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to individual and independent personal financial decision making which is part of our entrepreneurial culture.

On April 17, 2012, our compensation committee granted to our employees options to purchase a total of 1,235,000 shares of our common stock with an exercise price of $54.00 per share. Of these grants, options to acquire an aggregate 287,500 shares were made to our named executive officers. These option grants, which are the first to any named executive officers since 2009, have a vesting period of five to eight years and an overall term of eight years. The compensation committee approved the 2012 option awards to our named executive officers in the belief that it was appropriate to supplement the option awards previously granted to these individuals in 2007 and 2009 with additional options in 2012 to provide a more reasonable and competitive long-term incentive, to provide the recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable levels, and to facilitate retention of critical employees as part of the company's continuity planning. These 2012 option grants were made at levels generally equal to one-quarter of the aggregate share amounts (on a split adjusted basis) previously granted in 2007 and 2009.

Of the 7,895,000 total stock options granted by the company since April 2007, an aggregate of 2,365,000 are either held by, or have been exercised by, executive officers. The options granted to executive officers vest and become exercisable over a period of five, seven or eight years from the date of grant with such staggered vesting intended to ensure continuity of leadership.

In order to avoid any perception that the timing of stock option grants is designed to take advantage of undisclosed financial information, we make all such grants in April of each year (typically around the time of the annual shareholders' meeting). Our compensation committee is currently evaluating the granting of additional options in 2013. The compensation committee expects to finalize its decision in April 2013.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.
Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee reviews periodically (but not necessarily annually) executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific discount or premium to peer group compensation data.

In 2012, the peer group consisted of the four companies selected for comparison in the preparation of our stock performance graph (Airgas, Inc., Lawson Products, Inc., MSC Industrial Direct Co., Inc., and W.W. Grainger, Inc.) as well as six additional companies (Anixter International, Inc., Applied Industrial Technologies, Inc., DXP Enterprises, Inc., Genuine Parts Company, Kaman Corporation and Wesco International, Inc.) selected in order to reduce the statistical impact that outliers in a small peer group could have on the evaluation of our executive compensation. The six additional peer group companies were selected from the top 16 industrial supply companies, based on revenue, as ranked by Industrial Distribution magazine, and were included in our peer group because of their commonalities with our business in that they utilize similar methods of sourcing, distribution, and selling products, and because each has publicly available information. The median revenue of the peer group for 2011 is greater than Fastenal's and the median market capitalization of the peer group as of December 31, 2011 is less than Fastenal's. The median revenue of the peer group was $3.6 billion (the range of the group was $315.0 million to $12.5 billion) for 2011, compared to Fastenal's $3.1 billion in 2012 and $2.8 billion in 2011, while the median market capitalization of the peer group was $2.1 billion (the range of the group was $132.2 million to $13.1 billion) as of December 31, 2011, compared with Fastenal's $13.8 billion on December 31, 2012 and $12.9 billion on December 31, 2011.

In comparing Fastenal's executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation for 2011 (the most recent year for which information regarding the peer group's executive compensation was available). The total compensation provided to Fastenal's named executive officers in 2011 was less than the median total compensation provided to the named executive officers of the peer group in 2011.

The base salary of Fastenal's named executive officers in 2011 was less than the median base salary of the named executive officers of the peer group in 2011. The cash incentive pay of Fastenal's named executive officers in 2011 was higher than the median cash incentive pay of the named executive officers of the peer group in 2011 because of Fastenal's comparatively strong financial results and 'pay for performance' philosophy. The other compensation of Fastenal's named executive officers in 2011 was significantly lower than the median other compensation of the named executive officers of the peer group in 2011, as modest equity compensation was awarded to Fastenal's executives during 2011 and Fastenal's executives receive no special perquisites. This is in contrast to the peer group, which provided almost 50% of the total compensation to their named executive officers in 2011 in the form of equity incentives or perquisites.
Deductibility of Executive Compensation
We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000 annually. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2012, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.
Conclusion
The compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Willard D. Oberton	2012	490,000	(4)	—	—	1,711,250	1,556,341	—	4,338	3,761,929
Chief Executive Officer	2011	490,000	(4)	—	—	—	2,765,453	—	3,458	3,258,911
	2010	482,500	(4)	—	—	—	2,661,199	—	2,500	3,146,199
Leland J. Hein	2012	341,667		—	—	513,375	777,821	—	4,338	1,637,201
President	2011	250,000		—	—	—	1,107,230	—	3,458	1,360,688
	2010	250,000		—	—	—	930,445	—	2,500	1,182,945
Daniel L. Florness	2012	268,750		—	—	684,500	670,659	—	4,338	1,628,247
Executive Vice President and	2011	250,000		—	—	—	1,189,579	—	3,458	1,443,037
Chief Financial Officer	2010	250,000		—	—	—	1,076,718	—	2,500	1,329,218
Nicholas J. Lundquist	2012	322,917		—	—	513,375	619,966	—	4,338	1,460,596
Executive Vice President -	2011	375,000		—	—	—	1,305,416	—	3,458	1,683,874
Operations	2010	375,000		—	—	—	1,381,047	—	2,500	1,758,547
James C. Jansen	2012	220,829		—	—	513,375	524,871	—	4,338	1,263,413
Executive Vice President -	2011	200,000		—	—	—	983,271	—	3,458	1,186,729
Operations	2010	200,000		—	—	—	946,203	—	2,500	1,148,703

(1)
This column sets out the grant date fair value of all option grants made during each respective year. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2012 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)	This column sets out our annual profit-based matching contribution under our 401(k) plan.

(4)
This amount includes $15,000, $15,000, and $7,500 paid to Mr. Oberton in 2012, 2011, and 2010, respectively, in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of our Directors' earlier in this document.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2012 to our named executive officers under our cash incentive and stock option plan.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Willard D. Oberton	—	—	2,694,800	—	—	—	—	—	—	—	—
Leland J. Hein	—	—	1,115,900	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	1,189,600	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	1,048,700	—	—	—	—	—	—	—	—
James C. Jansen	—	—	869,600	—	—	—	—	—	—	—	—

(1)
The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2012 Incentive Program'. The actual amounts earned during 2012 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned 'Non-Equity Incentive Plan Compensation'.

(2)	There were no thresholds or maximum payouts under the 2012 cash bonus arrangements.

(3)
The target payouts were calculated by applying the payout percentages for these named executive officers in effect at the end of each quarter of 2012 to the amount by which pre-tax or net earnings in the same quarter of 2011 exceed 105% of pre-tax or net earnings in the same quarter of 2010.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2012. The equity awards consist solely of options granted under our existing stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Willard D. Oberton	—	125,000	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
Leland J. Hein	62,500	37,500	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000	—	$27.00	4/21/2009	5/31/2018	—	—	—	—
	—	37,500	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
Daniel L. Florness	125,000	75,000	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
Nicholas J. Lundquist	8,000	22,000	—	$22.50	4/17/2007	5/31/2015	—	—	—	—
	—	37,500	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
James C. Jansen	22,500	37,500	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000	—	$27.00	4/21/2009	5/31/2018	—	—	—	—
	—	37,500	—	$54.00	4/17/2012	5/31/2021	—	—	—	—

(1)
Each option with an option expiration date of May 31, 2015 will vest and become exercisable over a period of seven years. Each option with an option expiration date of May 31, 2016 or May 31, 2018 will vest and become exercisable over a period of eight years. Each option with an expiration date of May 31, 2021 will vest and become exercisable over a period of five years in the case of Mr. Oberton, Mr. Hein and Mr. Lundquist; and over a period of eight years in the case of Mr. Florness and Mr. Jansen. Each option will become 50% vested and exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable proportionately each year thereafter.

Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock that have been exercised by our named executive officers during 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Willard D. Oberton	500,000	14,241,949	—	—
Leland J. Hein	—	—	—	—
Daniel L. Florness	—	—	—	—
Nicholas J. Lundquist	270,000	6,962,947	—	—
James C. Jansen	40,000	821,347	—	—

Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.
Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2012 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on The NASDAQ Stock Market on such date (closing price was $46.65 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Options outstanding	Option exercise price	Payment value
Willard D. Oberton	125,000	$54.00	$—
Leland J. Hein	187,500	$22.50/$27.00/$54.00	$3,397,500
Daniel L. Florness	250,000	$22.50/$54.00	$4,830,000
Nicholas J. Lundquist	67,500	$22.50/$54.00	$724,500
James C. Jansen	147,500	$22.50/$27.00/$54.00	$2,431,500

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2013 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2013 there were 296,635,127 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin	12,503,300	(2)	4.22%
Stephen M. Slaggie	10,358,888	(3)	3.49%
Michael M. Gostomski	1,012,148	(4)	*
Willard D. Oberton	519,814	(5)	*
Michael J. Dolan	28,000		*
Reyne K. Wisecup	10,000	(6)	*
Hugh L. Miller	10,826	(7)	*
Michael J. Ancius	5,836	(8)	*
Scott A. Satterlee	8,000	(9)	*
Rita J. Heise	0		—
Darren R. Jackson	0		—
Daniel L. Florness	170,034	(10)	*
Nicholas J. Lundquist	235,307	(11)	*
Leland J. Hein	76,892	(12)	*
James C. Jansen	37,938	(13)	*
Ruane, Cunniff & Goldfarb Inc.
767 Fifth Avenue	20,695,409	(14)	6.98%
New York, New York 10153-4798
T. Rowe Price Associates, Inc.
100 East Pratt Street	40,926,610	(15)	13.80%
Baltimore, Maryland 21202
Directors and executive officers as a group (20 persons)	25,150,810		8.48%

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 800 shares held by Mr. Kierlin's wife, of which Mr. Kierlin disclaims beneficial ownership.

(3)
Includes 839,320 shares held by Mr. Slaggie's wife, of which Mr. Slaggie disclaims beneficial ownership. Also includes 107,700 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors, officers, and members of the foundation, and as such, share voting and investment power with respect to the shares of our common stock held by the foundation. Mr. Slaggie disclaims beneficial ownership of the shares held by the foundation.

(4)
Includes 920,656 shares held in Mr. Gostomski's revocable living trust, over which Mr. Gostomski has voting and investment power, and 63,046 shares held in a revocable living trust of Mr. Gostomski's wife, over which Mr. Gostomski's wife has voting and investment power. Mr. Gostomski disclaims beneficial ownership of the shares held in his wife's revocable living trust. Further includes 24,000 shares held in a charitable remainder unit trust. Mr. Gostomski and his wife share voting and investment power over the shares held by this trust, and Mr. Gostomski disclaims beneficial ownership of such shares.

(5)
Includes 129,412 shares held by Mr. Oberton's wife and approximately 653 shares attributable to the account of Mr. Oberton in our 401(k) plan as of December 31, 2012. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)	Consists of 10,000 shares held jointly by Ms. Wisecup and her husband.

(7)	Includes 10,000 shares held in Mr. Miller's revocable living trust, over which Mr. Miller has voting and investment power.

(8)
Consists of 5,030 shares held in a revocable living trust by Mr. Ancius and his wife, 375 shares attributable to Mr. Ancius' individual retirement account, 211 shares held in a custodian account for a son, and 220 shares held by another son of Mr. Ancius. Mr. Ancius disclaims beneficial ownership of the 220 shares held by one of his sons.

(9)	Consists of 8,000 shares held in Mr. Satterlee's revocable living trust, over which Mr. Satterlee has voting and investment power.

(10)
Consists of 41,845 shares held jointly by Mr. Florness and his wife, stock options to acquire 125,000 shares at an exercise price of $22.50 per share that are immediately exercisable, and approximately 3,189 shares attributable to the account of Mr. Florness in our 401(k) plan as of December 31, 2012. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(11)
Includes 20,000 shares held by Mr. Lundquist's wife, an aggregate of 10,000 shares held by Mr. Lundquist as custodian for his children and stock options to acquire 8,000 shares at an exercise price of $22.50 per share that are immediately exercisable. Also includes approximately 6,307 shares attributable to the account of Mr. Lundquist in our 401(k) plan as of December 31, 2012. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(12)
Consists of 8,150 shares held jointly by Mr. Hein and his wife, stock options to acquire 62,500 shares at an exercise price of $22.50 per share that are immediately exercisable, approximately 6,092 shares attributable to the account of Mr. Hein in our 401(k) plan as of December 31, 2012, and 150 shares held by Mr. Hein's son. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account. Mr. Hein disclaims beneficial ownership of the shares held by his son.

(13)
Consists of 12,588 shares held jointly by Mr. Jansen and his wife, an aggregate of 80 shares held by Mr. Jansen as custodian for his children, stock options to acquire 22,500 shares at an exercise price of $22.50 per share that are immediately exercisable, and approximately 2,770 shares attributable to the account of Mr. Jansen in our 401(k) plan as of December 31, 2012. Mr. Jansen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(14)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2012, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 14,247,584 shares and sole investment power with respect to 20,695,409 shares.

(15)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2012, T. Rowe Price Associates, Inc., which is a registered investment advisor, has sole voting power with respect to 11,890,848 shares and sole investment power with respect to 40,926,610 shares.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2012 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2012 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2012 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2013 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Wells Fargo Shareowner Services. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2012, you may do so without charge by writing to Internal Audit, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Any shareholder proposal intended to be presented at the 2014 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 4, 2013 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2014 annual meeting at our principal executive office no later than December 17, 2013.

By Order of the board of directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer
February 22, 2013

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN TRESTER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52071-P32408-Z59358 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals 1, 2 and 3:

1. Election of Directors

Nominees

		For	Against	Abstain
1a.	Robert A. Kierlin	☐	☐	☐
1b.	Stephen M. Slaggie	☐	☐	☐
1c.	Michael M. Gostomski	☐	☐	☐
1d.	Willard D. Oberton	☐	☐	☐
1e.	Michael J. Dolan	☐	☐	☐
1f.	Reyne K. Wisecup	☐	☐	☐
1g.	Hugh L. Miller	☐	☐	☐
1h.	Michael J. Ancius	☐	☐	☐
1i.	Scott A. Satterlee	☐	☐	☐
1j.	Rita J. Heise	☐	☐	☐
1k.	Darren R. Jackson	☐	☐	☐
2.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐
3.	Approval, by non-binding vote, of executive compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52072-P32408-Z59358

FASTENAL COMPANY

Annual Meeting of Shareholders

April 16, 2013 10:00 AM Central Time
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, Michael M. Gostomski and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of Shareholders to be held on April 16, 2013 and at any adjournment thereof, all shares of common stock of Fastenal Company registered in your name at the close of business on February 22, 2013.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2 and 3. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side